Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-220761) and on Form S-8 (No. 333-213854 and No. 333-219913) of Novan, Inc. of our report dated March 27, 2018, except for the change in the manner in which the Company accounts for revenue from contracts with customers discussed in Note 1 to the consolidated financial statements, as to which the date is March 27, 2019, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 27, 2019